Exhibit 99.1

News Release
Sunoco LP Announces Third Quarter Financial and Operating Results

•	Current quarter cash coverage of 1.73 times and trailing twelve months coverage of 1.24 times with leverage of 4.27 times at the end of the third quarter

◦	Net income of $112 million

◦	Adjusted EBITDA(1) of $208 million

◦	Distributable Cash Flow(1), as adjusted, of $149 million

•	Completed the acquisition of BRENCO Marketing Corporation’s fuel distribution business in October for approximately $24 million plus working capital adjustments

◦	The acquisition is accretive to Distributable Cash Flow in year one

Conference Call Scheduled for 9:30 a.m. CT (10:30 a.m. ET) on Thursday, November 8
DALLAS, November 7, 2018 - Sunoco LP (NYSE: SUN) (“SUN” or the “Partnership”) today announced financial and operating results for the three-month period ended September 30, 2018.

Revenue totaled $4.8 billion, an increase of 55 percent, compared to $3.1 billion in the third quarter of 2017. The increase was the result of the average selling price of fuel being higher than last year and the benefit of the fuel distribution contract with 7-Eleven, Inc.

Total gross profit increased to $333 million, compared to $316 million in the third quarter of 2017, as a result of higher motor fuel gross profits and a one-time cash benefit of approximately $25 million related to a settlement with a fuel supplier.

Income from continuing operations was $114 million versus $121 million in the third quarter of 2017.

Loss from discontinued operations, net of income taxes, was $2 million versus income from discontinued operations, net of income taxes, of $17 million in the third quarter of 2017.

Net income was $112 million, or $1.12 per diluted unit, versus $138 million, or $1.08 per diluted unit, in the third quarter of 2017.

Adjusted EBITDA for the quarter totaled $208 million compared with $199 million in the third quarter of 2017. Adjusted EBITDA included $2 million of transaction-related expenses and the one-time cash benefit of approximately $25 million.

Distributable Cash Flow, as adjusted, was $149 million, compared to $132 million a year ago. This year-over-year increase reflects higher Adjusted EBITDA and lower cash interest expense offset by a higher current tax expense.

Total gallons sold were 2.0 billion, flat from a year ago. On a weighted-average basis, fuel margin for all gallons sold was 12.7 cents per gallon, or 11.4 cents per gallon excluding the one-time cash benefit of approximately $25 million this quarter.

SUN’s segment results and other supplementary data are provided after the financial tables below.
Distribution
On October 26, 2018, the Board of Directors of SUN’s general partner declared a distribution for the third quarter of 2018 of $0.8255 per unit, which corresponds to $3.3020 per unit on an annualized basis. The distribution will be paid on November 14, 2018 to common unitholders of record on November 6, 2018.

SUN’s distribution coverage ratio for the third quarter was 1.73 times. The distribution coverage ratio on a trailing 12-month basis was 1.24 times.

Excluding the one-time cash benefit of approximately $25 million this quarter, SUN’s distribution coverage ratio for the third quarter was 1.44 times.
Liquidity
At September 30, SUN had borrowings of $493 million against its revolving line of credit and other long-term debt of $2.3 billion. In the third quarter of 2018, SUN did not issue any common units through its at-the-market equity program. The leverage ratio of net debt to Adjusted EBITDA, calculated in accordance with SUN’s credit facility, was 4.27 times at the end of the third quarter (2).

(1)
Adjusted EBITDA and Distributable Cash Flow, as adjusted, are non-GAAP financial measures of performance that have limitations and should not be considered as a substitute for net income. Please refer to the discussion and tables under "Reconciliations of Non-GAAP Measures" later in this news release for a discussion of our use of Adjusted EBITDA and Distributable Cash Flow, as adjusted, and a reconciliation to net income.

(2)
Excluding the one-time cash benefit of approximately $25 million this quarter, SUN’s leverage ratio of net debt to Adjusted EBITDA, calculated in accordance with SUN’s credit facility, was 4.44 times at the end of the third quarter.

Earnings Conference Call
Sunoco LP management will hold a conference call on Thursday, November 8, at 9:30 a.m. CT (10:30 a.m. ET) to discuss third quarter results and recent developments. To participate, dial 877-407-6184 (toll free) or 201-389-0877 approximately 10 minutes early and ask for the Sunoco LP conference call. The call will also be accessible live and for later replay via webcast in the Investor Relations section of Sunoco’s website at www.SunocoLP.com under Events and Presentations.

Sunoco LP (NYSE: SUN) is a master limited partnership that distributes motor fuel to approximately 10,000 convenience stores, independent dealers, commercial customers and distributors located in more than 30 states. SUN’s general partner is owned by Energy Transfer Operating, L.P., a subsidiary of Energy Transfer LP (NYSE: ET).
Forward-Looking Statements
This press release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.
The information contained in this press release is available on our website at www.SunocoLP.com
Qualified Notice
This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat 100 percent of Sunoco LP's distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, Sunoco LP's distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

Contacts

Investors:
Scott Grischow, Senior Director - Investor Relations and Treasury
(214) 840-5660, scott.grischow@sunoco.com

Derek Rabe, CFA, Manager - Investor Relations, Growth and Strategy
(214) 840-5553, derek.rabe@sunoco.com

Media:
Alyson Gomez, Director - Communications
(214) 840-5641, alyson.gomez@sunoco.com

- Financial Schedules Follow -

SUNOCO LP
CONSOLIDATED BALANCE SHEETS
(unaudited)

	September 30, 2018	December 31, 2017
	(in millions, except units)
Assets
Current assets:
Cash and cash equivalents	$15	$28
Accounts receivable, net	627	541
Receivables from affiliates	134	155
Inventories, net	469	426
Other current assets	80	81
Assets held for sale	6	3,313
Total current assets	1,331	4,544
Property and equipment, net	1,494	1,557
Other assets:
Goodwill	1,534	1,430
Intangible assets, net	655	768
Other noncurrent assets	134	45
Total assets	$5,148	$8,344
Liabilities and equity
Current liabilities:
Accounts payable	$551	$559
Accounts payable to affiliates	160	206
Accrued expenses and other current liabilities	370	368
Current maturities of long-term debt	5	6
Liabilities associated with assets held for sale	—	75
Total current liabilities	1,086	1,214
Revolving line of credit	493	765
Long-term debt, net	2,281	3,519
Advances from affiliates	85	85
Deferred tax liability	118	389
Other noncurrent liabilities	140	125
Total liabilities	4,203	6,097
Commitments and contingencies (Note 14)
Equity:
Limited partners:
Series A Preferred unitholder - affiliated (no units issued and outstanding as of September 30, 2018 and 12,000,000 units issued and outstanding as of December 31, 2017)	—	300
Common unitholders (82,513,643 units issued and outstanding as of September 30, 2018 and 99,667,999 units issued and outstanding as of December 31, 2017)	945	1,947
Class C unitholders - held by subsidiary (16,410,780 units issued and outstanding as of September 30, 2018 and December 31, 2017)	—	—
Total equity	945	2,247
Total liabilities and equity	$5,148	$8,344

SUNOCO LP
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2018	2017	2018	2017
	(in millions, except unit and per unit amounts)
Revenues:
Motor fuel sales	$4,662	$2,849	$12,720	$8,152
Rental income	35	22	91	66
Other	64	193	306	546
Total revenues	4,761	3,064	13,117	8,764
Cost of sales:
Motor fuel cost of sales	4,415	2,646	12,041	7,636
Other	13	102	137	297
Total cost of sales	4,428	2,748	12,178	7,933
Gross profit	333	316	939	831
Operating expenses:
General and administrative	34	30	103	98
Other operating	86	96	270	281
Rent	20	20	54	62
Loss (gain) on disposal of assets and impairment charges	(8)	8	(3)	102
Depreciation, amortization and accretion	42	34	132	124
Total operating expenses	174	188	556	667
Operating income	159	128	383	164
Other expenses:
Interest expense, net	35	51	105	163
Loss on extinguishment of debt and other	—	—	109	—
Income from continuing operations before income taxes	124	77	169	1
Income tax expense (benefit)	10	(44)	39	(103)
Income from continuing operations	114	121	130	104
Income (loss) from discontinued operations, net of income taxes	(2)	17	(265)	(187)
Net income (loss) and comprehensive income (loss)	$112	$138	$(135)	$(83)

Net income (loss) per limited partner unit - basic:
Continuing operations - common units	$1.16	$0.92	$0.84	$0.22
Discontinued operations - common units	(0.03)	0.17	(3.12)	(1.90)
Net income (loss) - common units	$1.13	$1.09	$(2.28)	$(1.68)
Net income (loss) per limited partner unit - diluted:
Continuing operations - common units	$1.15	$0.91	$0.83	$0.22
Discontinued operations - common units	(0.03)	0.17	(3.12)	(1.90)
Net income (loss) - common units	$1.12	$1.08	$(2.29)	$(1.68)
Weighted average limited partner units outstanding:
Common units - basic	82,506,279	99,469,643	84,891,853	99,185,042
Common units - diluted	83,084,713	100,117,016	85,373,976	99,581,626

Cash distributions per unit	$0.8255	$0.8255	$2.4765	$2.4765

Key Operating Metrics
The following information is intended to provide investors with a reasonable basis for assessing our historical operations but should not serve as the only criteria for predicting our future performance.
Our financial statements reflect two reportable segments, fuel distribution & marketing and all other. After the Retail Divestment and the conversion of 207 retail sites to commission agent sites, the Partnership has renamed the former Wholesale segment to Fuel Distribution and Marketing and the former Retail segment is renamed to All Other.
Key operating metrics set forth below are presented as of and for the three months ended September 30, 2018 and 2017 and have been derived from our historical consolidated financial statements.
The accompanying footnotes to the following two key operating metrics tables can be found immediately preceding our capital spending discussion.

	For the Three Months Ended September 30,
	2018			2017
	Fuel Distribution and Marketing	All Other	Total	Fuel Distribution and Marketing	All Other	Total
	(dollars and gallons in millions, except gross profit per gallon)
Revenues:
Motor fuel sales	$4,450	$212	$4,662	$2,435	$414	$2,849
Rental income	32	3	35	19	3	22
Other	12	52	64	13	180	193
Total revenues	$4,494	$267	$4,761	$2,467	$597	$3,064
Gross profit:
Motor fuel sales	$222	$25	$247	$158	$45	$203
Rental	32	3	35	19	3	22
Other	7	44	51	13	78	91
Total gross profit	$261	$72	$333	$190	$126	$316
Income from continuing operations	89	25	114	69	52	121
Income (loss) from discontinued operations, net of taxes	—	(2)	(2)	—	17	17
Net income and comprehensive income	$89	$23	$112	$69	$69	$138
Adjusted EBITDA (2)	$183	$25	$208	$64	$135	$199
Distributable Cash Flow, as adjusted (2)			$149			$132
Operating Data:
Motor fuel gallons sold (3)			2,004			2,044
Motor fuel gross profit cents per gallon (1) (3)			12.7 ¢			14.9	¢

The following table presents a reconciliation of Adjusted EBITDA to net income (loss) and Adjusted EBITDA to Distributable Cash Flow, as adjusted:

	Three Months Ended September 30,
	2018	2017	Change
	(in millions)
Segment Adjusted EBITDA
Fuel distribution and marketing	$183	$64	$119
All other	25	135	(110)
Total	208	199	9
Depreciation, amortization and accretion (3)	(42)	(29)	(13)
Interest expense, net (3)	(35)	(64)	29
Non-cash compensation expense (3)	(4)	(9)	5
Gain (loss) on disposal of assets and impairment charges (3)	8	(34)	42
Unrealized loss on commodity derivatives (3)	—	6	(6)
Inventory fair value adjustments (3)	(7)	55	(62)
Other non-cash adjustments	(4)	—	(4)
Income before income tax (expense) benefit (3)	124	124	—
Income tax (expense) benefit (3)	(12)	14	(26)
Net income and comprehensive income	$112	$138	$(26)

Adjusted EBITDA	208	199	9
Cash interest expense (3)	34	59	(25)
Current income tax expense (3)	16	5	11
Maintenance capital expenditures (3)	11	10	1
Distributable Cash Flow	$147	$125	$22
Transaction-related expenses (3)	2	14	(12)
Series A Preferred distribution	—	(7)	7
Distributable Cash Flow, as adjusted	$149	$132	$17
_______________________________
(1)Includes other non-cash adjustments and excludes the impact of inventory fair value adjustments consistent with the definition of Adjusted EBITDA.
(2)Adjusted EBITDA is defined as earnings before net interest expense, income taxes, depreciation, amortization and accretion expense, allocated non-cash compensation expense, unrealized gains and losses on commodity derivatives and inventory fair value adjustments, and certain other operating expenses reflected in net income that we do not believe are indicative of ongoing core operations, such as gain or loss on disposal of assets and non-cash impairment charges. We define Distributable Cash Flow, as adjusted, as Adjusted EBITDA less cash interest expense, including the accrual of interest expense related to our long-term debt which is paid on a semi-annual basis, Series A Preferred distribution, current income tax expense, maintenance capital expenditures and other non-cash adjustments.
We believe Adjusted EBITDA and Distributable Cash Flow, as adjusted, are useful to investors in evaluating our operating performance because:
•Adjusted EBITDA is used as a performance measure under our revolving credit facility;

•	securities analysts and other interested parties use such metrics as measures of financial performance, ability to make distributions to our unitholders and debt service capabilities;

•	our management uses them for internal planning purposes, including aspects of our consolidated operating budget, and capital expenditures; and

•
Distributable Cash Flow, as adjusted, provides useful information to investors as it is a widely accepted financial indicator used by investors to compare partnership performance, and as it provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.

Adjusted EBITDA and Distributable Cash Flow, as adjusted, are not recognized terms under GAAP and do not purport to be alternatives to net income (loss) as measures of operating performance or to cash flows from operating activities as a measure of liquidity. Adjusted EBITDA and Distributable Cash Flow, as adjusted, have limitations as analytical tools, and one should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations include:
•they do not reflect our total cash expenditures, or future requirements for capital expenditures or contractual commitments;
•they do not reflect changes in, or cash requirements for, working capital;

•	they do not reflect interest expense or the cash requirements necessary to service interest or principal payments on our revolving credit facility or term loan;

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect cash requirements for such replacements; and

•	as not all companies use identical calculations, our presentation of Adjusted EBITDA and Distributable Cash Flow, as adjusted, may not be comparable to similarly titled measures of other companies.
(3)    Includes amounts from discontinued operations.

Capital Spending
SUN's gross capital expenditures for the third quarter were $30 million, which included $19 million for growth capital and $11 million for maintenance capital.

Excluding acquisitions, SUN expects to spend approximately $65 million on growth capital and approximately $30 million on maintenance capital for the full year 2018.